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EXHIBIT 23 - INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-94141 of Telecomunicaciones de Puerto Rico, Inc. on Form S-8 of our report dated February 28, 2003, appearing in this Annual Report on Form 10-K of Telecomunicaciones de Puerto Rico, Inc. for the years ended December 31, 2001 and 2002.

Ernst & Young LLP
San Juan, Puerto Rico

March 20, 2003



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-94141 of Telecomunicaciones de Puerto Rico, Inc. on Form S-8 of our report dated March 9, 2001 on our audits of the consolidated financial statements and financial statement schedule of Telecomunicaciones de Puerto Rico, Inc. for the year ended December 31, 2000, appearing in this Annual Report on Form 10-K for the year ended December 31, 2002.


DELOITTE & TOUCHE LLP
San Juan, Puerto Rico

March 25, 2003